EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of October 31, 2012 (the “Effective Date”) between Signal Genetics, LLC (the “Company” or “SG”) and Samuel D. Riccitelli (“Executive”). (Executive and the Company are referenced collectively herein as the “Parties.”)

RECITALS

A.           SG is currently in the process of developing and will be operating clinical laboratories and affiliated administrative services. SG also is in the midst of raising money and obtaining funding for the operations of its business and facilities, including an intended initial capital raise of twenty-five million dollars ($25,000,000) (hereinafter referenced as the “Initial Capital Raise”). The period until the Initial Capital Raise is fully funded shall be referenced herein as the “Initial Capital Raise Period.”

B.           SG desires to retain Executive as President and Chief Executive Officer to manage and oversee certain business, financial and administrative aspects of the Company, and Executive desires to be employed by SG, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the above recitals and the mutual promises contained in this Agreement, the Parties agree as follows:

ARTICLE I.

EMPLOYMENT AND DUTIES OF EXECUTIVE

1.1           Employment. SG hereby employs Executive as President and Chief Executive Officer (“CEO”) and Executive accepts employment as CEO of SG in accordance with the terms and conditions, and for the consideration, provided in this Agreement.

1.2           Employment Period. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years thereafter (the “Initial Term”), subject to the termination provisions set forth in this Agreement. On each anniversary of the Effective Date after the Initial Term, this Agreement and Executive’s employment shall be deemed to have been automatically extended for an additional one (1) year term or such other period as mutually agreed to between the Parties unless either Party shall give written notice of non-extension to the other Party at least thirty (30) days before such anniversary date, or unless sooner terminated as provided in this Agreement. Executive’s total term of employment with the Company under this Agreement during the Initial Term and any extended term is collectively defined and referred to as the “Employment Period.”

1.3           Duties of CEO.

1.3.1           During the Employment Period, Executive (i) shall have the title of CEO, (ii) shall devote his full business time and attention and expend his best efforts, energies and skills on a full-time basis to the business of the Company, and shall not engage in any other activity that would materially interfere with the performance of his duties under this Agreement (provided that Executive is permitted to continue to serve on the board of directors of Exagen Diagnostics, Inc., as well as any other board of directors to the extent that doing so does not create any conflict of interest with Executive’s obligations or duties under this Agreement, subject to approval of the Manager of the Company (Bennett S. LeBow) or his designee (the “Manager”), such approval not to be unreasonably withheld, or to engage in endeavors related to the community, his faith, personal finances and effects and other charitable functions that do not materially interfere with the performance of his duties hereunder), and (iii) shall perform such duties, and comply with all reasonable directions and instructions of the Manager.

1.3.2           During the Employment Period, (i) Executive will report only to the Manager, (ii) Executive will be the Company’s most senior and highest-ranking executive (other than the Manager), and (iii) all other Company senior executives and employees (other than the Manager) will report to Executive.

1.3.3           Subject to the provisions of Section 2.1(B), during the Employment Period but after the Initial Capital Raise Period, Executive shall have San Diego, California, as his primary and principal business location and, as such, the Company shall provide Executive, solely at the Company’s own expense, with a mutually agreed-upon office in San Diego for Executive. Executive acknowledges that he will be obligated to render services hereunder wherever such services are reasonably required by the Company, which may necessitate substantial travel by Executive, including, without limitation travel necessary to meet with the Manager.

1.3.4           In performing Executive’s duties hereunder, Executive shall in all material respects (i) abide by and comply with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any court, arbitrator tribunal, administrative agency, or commission or other governmental or regulatory body, agency or instrumentality or authority relating to the Company, (ii) abide by and adhere to the Company’s general policies and procedures as may be adopted from time to time and (iii) conduct himself with respect to the Company with the prudence, care, dedication and skill as would be manifested by one in the operation and management of his own assets and properties and in this regard shall owe a fiduciary duty of prudence and dedication and care to the Company.

1.4           Principal Employment.

1.4.1           Executive agrees that his position as CEO of the Company shall be his principal employment and that he will not subordinate that position to any other employment.

1.4.2           Executive agrees that, during his employment with the Company, he will not engage in any matter whatsoever in a business or other endeavor that would or might reasonably interfere with his duties or that is competitive with or similar in nature to the business of the Company. Nonetheless, Executive shall have the right to own up to 3% of the outstanding shares of a publicly held company if such shares are actively traded on a national stock exchange and he is not involved in the management of such company. Specifically excluded from the restrictions set forth in this Section, and other provisions of this Agreement, is Executive’s ability (as expressly permitted by the Company hereby) to continue to serve on the board of directors of Exagen Diagnostics, Inc.

ARTICLE II.

COMPENSATION AND BENEFITS

2.1           Compensation. For all services rendered and required to be rendered by, covenants of and restrictions in respect to, Executive under this Agreement, SG shall compensate Executive as follows:

A.           CEO Base Salary. The Company shall pay to Executive during and with respect to the Employment Period, and Executive agrees to accept, annual base salary (“Base Salary”) equal to $450,000, payable on a semi-monthly basis in accordance with the standard payroll practices of the Company. Base salary will be re-evaluated on an annual basis and subject to a merit increase, pursuant to the normal practices of the Company.

B.           Corporate Apartment; New York Presence. During the Initial Capital Raise Period, the Company shall provide Executive, solely at the Company’s own expense, with a mutually agreed-upon corporate apartment in New York City. The Company will gross up Executive’s salary during the applicable tax year(s) to cover the income tax liability incurred by Executive for the receipt of such apartment. During the Initial Capital Raise Period, Executive shall be required to be in New York a total of two (2) weeks (10 days) per month, taking into consideration Executive’s full-time residence in San Diego, California. However, Executive recognizes and understands that there will be months during this Initial Capital Raise Period when he will need to be in New York or other locations for business purposes for more than the two-week period of time addressed above.

C.           Incentive Units. Executive shall receive a grant of Class B Incentive Units representing up to 20% of the outstanding equity of SG, calculated before the Initial Capital Raise. The terms of the distribution of the Incentive Units to Executive, including the vesting schedule and other applicable relevant terms, are set forth in the Incentive Units Agreement, attached hereto as Exhibit “A.”

2.2           Benefits. Commencing on the Effective Date, Executive will be entitled to participate in all of the Company’s benefit plans, as applicable.

A.           Paid Time Off. For each calendar year during the Employment Period, Executive shall be entitled to paid time off (“PTO”) at the rate consistent with the SG accrual rate for paid time off for SG senior executives. As such, Executive shall be entitled to 4 weeks of paid vacation time (which equates to 20 days / 160 hours per year), as well as sick leave and personal leave pursuant to the SG policies applicable to senior executives. Such PTO will be accrued on a pro-rata basis during the initial calendar year of the Employment Period and will otherwise be subject to the Company’s policies and procedures , as in effect from time to time.

B.           Fringe Benefits. Executive shall be entitled to receive the same employee benefits as are provided by the Company to other executive employees. Such benefits shall include group health insurance, group life insurance, and disability insurance coverage, and also may include such items as retirement plans and similar plans in effect from time to time. Attached as Exhibit B is a description of applicable employee fringe benefits. Executive’s participation in the foregoing plans, and applicable perquisites, will be at the highest level and on terms no less favorable than afforded to other senior executives of the Company commensurate with Executive’s level.

C.           Civic Affairs, Service Clubs and Social Functions. The Parties agree that Executive’s participation in civic affairs, service clubs, professional organizations, and social functions is appropriate for the proper professional administration of the Company. The Executive may participate in such affairs, professional organizations, clubs and functions as the Executive determines are appropriate to enhance the operations and professional stature of the Company. SG shall reimburse Executive for reasonable expenses incurred while representing the Company pursuant to this Agreement.

2.3           Reimbursement of Expenses. During the Employment Period, Executive will be reimbursed for all reasonable business expenses, including travel and entertainment expenses, incurred in the performance of his duties, responsibilities, or services performed for the Company, upon presentation by Executive of the documentation, expense statements, vouchers, and such other supporting information as SG may request or as may be consistent with SG practices. Executive will comply with the Company’s policies in incurring and seeking reimbursement for such expenses.

ARTICLE III.

TERMINATION

3.1           Termination. In addition to the expiration of the Employment Period, this Agreement may be terminated in the following circumstances:

A.           Termination For Cause. SG may, at any time during the Employment Period by written notice to Executive (the “Termination Notice”), terminate the Employment Period for uncured “Cause” effective immediately. The Termination Notice shall specify the reason for termination. In such an event, Executive’s sole remedy shall be to collect all unpaid Base Salary, all accrued PTO and all unreimbursed expenses payable for all periods through the effective date of termination, as well as any amount arising from Executive’s participation in, or benefits under, any employee benefit plan, program or arrangement, payable in accordance with the terms of such SG employee benefit plans, programs or arrangements. Executive shall not be entitled to earn or accrue any compensation or other amount from the Company after the effective date of termination. The foregoing amounts shall be paid on the date of termination.

For purposes hereof, “Cause” as utilized herein shall mean:

(i)          Expiration of the term of this Employment Agreement;

(ii)         A material breach by Executive of his fiduciary duty to SG that results in material harm to the Company;

(iii)        A material breach by Executive of the terms of this Employment Agreement or any other agreement between Executive and SG, which remains uncured for a period of 30 days following the receipt of written notice specifying the nature of the breach;

(iv)        The willful commission by Executive of any act of embezzlement, fraud, larceny or theft on or from SG;

(v)         Substantial and continuing willful neglect or inattention by Executive of the duties of his employment, refusal to perform the lawful and reasonable directives of the Manager or the willful misconduct or gross negligence of Executive in connection with the performance of such duties which remain uncured for a period of 30 days following the receipt of written notice specifying the nature of the breach:

(vi)        The willful commission by Executive of any crime involving moral turpitude or a felony; and

(vii)       Executive’s performance or omission of any act which, in the judgment of the Manager, if known to the customers, clients, stockholders or any regulators of SG, would have a material adverse impact on the business of SG.

B.           Termination Without Cause. The Company may terminate this Agreement at any time for any reason, by delivering a written notice to Executive, effective thirty (30) days after Executive receives such notice in accordance with the terms hereof. In such an event, Executive’s sole remedy shall be:

(1)         to collect all unpaid Base Salary, accrued annual bonus or incentive compensation (including any unpaid, accrued annual bonus or incentive compensation from the immediately preceding year), accrued PTO, and all unreimbursed expenses payable for all periods through the effective date of termination (the foregoing amounts shall be paid on the date of termination of Executive’s employment); plus

(2)         Executive shall receive, in addition to the amounts specified above, the severance payments outlined below (the “Severance Payments”). Executive shall not be required to mitigate the amount of any Severance Payments received by seeking other employment during the term of the severance period. However, should Executive obtain other employment during the term of the severance period, SG shall pay Executive, for the remaining length of the severance period, only the difference between his new salary and his Base Salary (as in effect at the time of termination), if the new salary is less than his Base Salary. For the avoidance of doubt, the Company shall not be obligated to make any Severance Payments thereafter if the new salary is greater than his applicable Base Salary.

The Severance Payments shall be calculated as follows:

(a)          should the termination occur during the Initial Capital Raise Period, Executive shall continue to receive his then-current Base Salary for a period of three (3) months;

(b)          should the termination occur during the one-year period immediately following the final day of the Initial Capital Raise Period, Executive shall continue to receive his then-current Base Salary for a period of six (6) months; and

(c)          should the termination occur at any time during the Employment Period after the one-year period immediately following the final day of the Initial Capital Raise Period, Executive shall continue to receive his then-current Base Salary for a period of twelve (12) months.

The Severance Payment (less all applicable withholdings) will be paid in equal monthly installments over the applicable period immediately following termination of Executive’s employment, as applicable. The Company shall reimburse Executive for premiums for COBRA coverage for Executive (and to the extent he has family coverage, his family), provided that Executive elects such coverage, during the applicable period when Executive is receiving Severance Payments. Should Executive obtain other employment during such period of COBRA coverage, and Executive is provided the opportunity to obtain comparable health insurance benefits to those benefits provided by SG, then the Company shall no longer reimburse Executive for premiums for COBRA coverage for Executive (and to the extent he has family coverage, his family), from the date Executive may obtain such health insurance benefits, whether or not Executive elects such coverage. The Company shall be entitled to discontinue the Severance Payments in the event that Executive violates any of the provisions of Sections 4.9, 4.10 or 4.11.

C.           Termination After Disability or Death.

(1)         In the event Executive becomes totally disabled or disabled such that he is rendered unable to perform substantially all of his usual duties for the Company in a manner consistent with his performance prior to such disability, and if such disability shall persist for a continuous period of one hundred eighty (180) days or more, or an aggregate period in excess of one hundred eighty (180) days in any one fiscal year, the Company shall have the right at any time after the end of such period during continuance of Executive’s disability by the delivery of not less than 30 days’ prior written notice to Executive to terminate Executive’s employment under this Agreement whereupon the applicable provisions of this Section below shall apply.

(2)         For purposes of this Agreement, if Executive and the Company disagree as to whether Executive is totally disabled, or disabled such that he is rendered unable to perform substantially all of his usual duties for the Company as set forth above, or as to the date at which time such total disability began, the decision of a licensed medical practitioner, mutually agreed upon by the Parties, shall be binding as to both questions. If the Parties cannot agree as to the identity of the licensed medical practitioner, Executive shall select a licensed medical practitioner of his choice and the Company shall select a licensed medical practitioner of its choice. The two licensed medical practitioners so selected shall select a third licensed medical practitioner, which third individual shall resolve either or both of the questions referred to above and which resolution shall be binding upon the Parties. The costs of such a third licensed medical practitioner shall be borne by the Company.

(3)         If Executive’s employment with the Company is terminated on account of Executive’s disability as provided for in this Section above or on account of Executive’s death, then Executive (or Executive’s estate or personal representative, as applicable) shall be entitled only to receive, and Company shall pay to Executive (or Executive’s estate or personal representative, as applicable) the following amounts:

(a)          all unpaid Base Salary, accrued annual bonus or incentive compensation (including any unpaid, accrued annual bonus or incentive compensation from the immediately preceding year), accrued PTO, and all unreimbursed expenses payable for all periods through the effective date of termination (the foregoing amounts shall be paid on the date of termination of Executive’s employment); plus

(b)          in the case of disability only, Executive shall receive, in addition to the amounts specified above, for a period of six months (“Continuation Period”), a series of monthly payments equal to the then-current monthly Base Salary payments he received during his employment (the “Continuation Payments”). Executive shall be entitled to the Continuation Payments if and only if he does not receive any payments as a result of the short-term and long-term disability insurance benefits that the Company obtains on his behalf, pursuant to Section 2.2(B) of this Agreement (“Insurance Payments”).

The Continuation Payments will be paid in equal installments over the applicable period immediately following termination of Executive’s employment. However, should Executive be provided such Insurance Payments, then SG shall pay Executive, during the Continuation Period, only the difference between the Insurance Payments provided to Executive and his Base Salary, if the payments provided are less than his Base Salary. In any event, Executive is not entitled to receive more than the full amount of his Base Salary with SG for the time period covered by the Continuation Period. Accordingly, if Executive obtains such Insurance Payments for any portion of the Continuation Period, then Executive shall inform SG of the amounts of such Insurance Payments so that SG may take an offset of such amounts from any future Continuation Payments, if any. Moreover, if Executive obtains such Insurance Payments for any portion of the Continuation Period, at any time after SG pays Continuation Payments to Executive, Executive shall make payment to SG of an amount equal to the amount of received Insurance Payments to reimburse SG for such Continuation Payments it previously made or otherwise inform SG of such Insurance Payments so that SG may take an offset of such amounts from any future Continuation Payments, if any.

D.           Termination by Executive for “Good Reason”. Executive shall have the right to terminate his employment under this Agreement, and collect all unpaid Base Salary, accrued annual bonus or incentive compensation (including any such unpaid, accrued compensation from the immediately preceding year), accrued PTO and all unreimbursed expenses payable for all periods through the effective date of termination (the foregoing amounts shall be paid on the date of termination of Executive’s employment); plus receive the Severance Payment and the applicable payments for COBRA coverage, as set forth in Section 3.1(B)(3) above, by the delivery of written notice to the Company within 30 days after the initial existence of any of the events herein below defined as Good Reason.

For purposes hereof, “Good Reason” as utilized herein shall mean:

(i)          the Company has materially breached this Agreement and the Company has failed to cure or remedy such breach after 30-days written notice from Executive;

(ii)         there has occurred any material and substantial diminution or reduction in duties, Base Salary, title, health care coverage (but only if such diminution is disproportionate to a diminution in health care coverage applicable to other employees of the Company), authority or responsibilities of Executive, whether in scope or nature, and the Company has failed to cure or remedy such breach after 30-days written notice from Executive; and

(iii)        the Company has required that Executive perform any act or refrain from performing any act that would be in violation of applicable law.

Notwithstanding anything to the contrary herein, Executive must resign within thirty (30) days after expiration of the 30-day period following written notice without cure or remedy by the Company for such resignation to constitute a Termination for Good Reason.

E.           Termination by Executive Without “Good Reason.” Executive shall have the right to terminate his employment under this Agreement at any time for any reason. However, should Executive terminate his employment with the Company for any reason other than for Good Reason, as defined in Section 3.1(D) above, Executive shall be entitled to collect from the Company only all unpaid Base Salary, all accrued PTO and all unreimbursed expenses payable for all periods through the effective date of termination and Executive shall not be entitled to any compensation or other amount from the Company after the effective date of termination. The foregoing amounts shall be paid on the date of termination.

Under such circumstances, Executive may terminate this Agreement, only by delivering a written notice to the Company, effective no less than 45 days after the Company receives such notice in accordance with the terms hereof.

ARTICLE IV.

MISCELLANEOUS PROVISIONS

4.1           Notice. All notices, requests, demands, consents, and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given and received, (i) if delivered by hand, the day it is so delivered, (ii) if mailed via the United States mail, certified or registered first class mail, postage prepaid, return receipt requested, five business days after it is mailed, or (iii) if sent by a nationally recognized overnight courier for next business day delivery, the business day after it is sent, to the Party to whom the same is so given or made, as follows: (a) to the Company, at its administrative offices and (b) to Executive, at the address maintained on the personnel records of the Company. Either Party may change the address to which notice is required to be sent by providing notice of the change of address in accordance with this Agreement.

4.2           Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

4.3           Counterparts. This Agreement may be executed in counterparts (including via e-mail with scan attachment or by facsimile transmission), and when each Party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all Parties.

4.4           Severability. In the event that any term or provision of this Agreement, or part thereof, is held to be invalid, such invalidation shall not affect the validity of the remainder of this Agreement. Further, the invalid provision shall be modified by the minimum amount legally required to make the provision valid and enforceable and to carry out the purposes of this Agreement. Moreover, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

4.5           Entire Agreement. This Agreement contains the entire agreement and understanding among and between the Parties with respect to the subject matter hereof, and supersedes any prior agreement and understanding among them with respect to the subject matter of this Agreement. Except as otherwise provided herein, this Agreement cannot be changed or terminated except by an instrument in writing signed by the Parties hereto. Any oral representations, modifications or amendments concerning this Agreement shall be of no force or effect unless contained in a subsequent written modification signed by the Executive and a duly authorized representative of the Company.

4.6           Personal Services Contract. This contract is a personal services contract and Executive may not assign any portion of his responsibilities under this Agreement. However, Executive shall have the right, after consultation with the Manager, to reasonably delegate appropriate administrative duties to any person who is an employee of the Company.

4.7           Binding on Successors. This Agreement shall be binding upon, and inure to the benefit of, each Party’s successors, transferees, heirs and assigns, only to the extent that such is permitted by this Agreement. It shall be binding on the Company and its officers, directors, and employees and shall not be affected by any change of name, change of geographical location, change of form, or acquisition by or merger with any other entity.

4.8           Indemnification. The Company recognizes that the activities within the scope of Executive’s employment create the potential in some jurisdictions of civil or even criminal actions being brought against Executive. To the fullest extent provided by applicable Delaware law and the Company’s organizational and controlling documents, and consistent with any indemnification provided to other Company executive employees under any applicable insurance policies, including its professional liability coverage for directors and officers and for acts and omissions relating to employees’ administrative duties, the Company shall indemnify, defend, protect and hold harmless Executive, from and against all claims, demands, causes of action, actions, suits, costs, damages, penalties, fines, liabilities, losses and expenses, whether civil or criminal, including, without limitation, reasonable attorneys’ fees and expenses, arising out of or resulting from the performance of Executive’s duties within the course and scope of Executive’s employment with the Company.

4.9           Confidentiality; Disclosure of Information.

(a)          Executive recognizes and acknowledges that he will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships. Except as permitted herein or as may be approved by the Company from time to time, Executive will not during the Employment Period or for a period of 12 months thereafter, use or disclose to any other person or entity, any Confidential Information of the Company (except as required by applicable law or in connection with performance of Executive’s duties and responsibilities hereunder or to Executive’s legal and financial advisors so long as such advisors agree to be bound by the terms and conditions of this Paragraph 4.9(a)). Executive may disclose the existence of the obligations under this Paragraph 4.9(a) to future employers. If Executive is requested or becomes legally compelled to disclose any of the Confidential Information, he, if permitted by applicable law, will give prompt notice of such request or legal compulsion to the Company. The Company may waive compliance with this Paragraph 4.9(a) or will provide Executive with legal counsel at no cost to Executive to seek an appropriate remedy; provided however Executive may disclose any Confidential Information in the event notwithstanding all such efforts of the Company and such legal counsel if compelled by court order to do so.

The term “Confidential Information” shall mean information relating to the Company’s business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, executive lists, employment agreements (other than this Employment Agreement), personnel policies (including compensation paid to employees and consultants), the substance of agreements with patients, customers, suppliers, and others, marketing arrangements, patient lists, customer lists, commercial arrangements, or any other information relating to the Company’s business which is treated as confidential or proprietary by the Company in accordance with its policies. Notwithstanding the immediately preceding sentence, the provisions of this Paragraph 4.9(a) shall not apply to any information that: (1) is in the public domain; (2) is or becomes available to the public other than as a result of a disclosure by Executive in violation of this Paragraph 4.9(a); (3) was available to Executive on a non-confidential basis prior to the date of this Employment Agreement; or (4) becomes available to Executive on a non-confidential basis from a source other than the Company (other than through a known breach of a confidentiality obligation). This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Paragraph 4.9(a) by the Executive, regardless of whether the Executive continues to be employed by the Company.

(b)          It is further agreed and understood by and between the Parties to this Agreement that all “Company Materials,” which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other codes, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, patient lists, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like shall be the exclusive property of the Company and, upon termination of Executive’s employment with the Company, and/or upon the written request of the Company, all Company Materials, including copies thereof, as well as all other property of the Company then in Executive’s possession or control, shall be returned to and left with the Company.

4.10         Intellectual Property: Definition. Intellectual Property means any of the following that are conceived of, developed, reduced to practice, created, modified, or improved by Executive, either solely or with others, in whole or in part, in the course of, or as a result of, the Executive’s employment by the Company in any capacity, whether at the Company’s place of business or otherwise, and whether on the Company’s time or on the Executive’s own time: (i) writings (including notes, reports, manuals and instructions), software, source code, algorithms, works and copyrightable subject matter and rights, title and interest in copyrights and copyright registrations, (ii) rights, title and interest in know-how, technical information, processes, practices and systems, whether or not protectable by patent, copyright or trade secret law, (iii) trademarks, trade names, service marks, emblems, logos, symbols and insignia and rights with respect thereto, including registrations and registration rights, (iv) all developments, including trade secrets of any kind, discoveries, improvements, and ideas directly relating to or useable in the Company business and (v) licenses granted by third parties of rights to use any of the foregoing.

(a)          Intellectual Property shall be the exclusive property of the Company, and Executive shall have no right, title, or interest in, or to, the Intellectual Property. The Company shall have the sole and exclusive right, title, and interest in, and to, the Intellectual Property, which right shall continue notwithstanding the cessation of Executive’s employment. Executive also hereby irrevocably waives any “moral rights” that Executive may have in the Intellectual Property, and confirms that the Company shall have the right, in addition to the other rights granted hereunder and notwithstanding the termination of Executive’s employment for any reason, to make or have made, and own, enhancements, derivative works, and other modifications to any part of the Intellectual Property.

(b)          Executive hereby assigns to the Company any right, title, and interest that Executive may have in, and to, the Intellectual Property in any patent, copyright, industrial design, trademark registration, and any other similar right pertaining to the Intellectual Property which Executive may have.

(c)          Executive acknowledges that the assignments in (b) above are undertaken in part as a contingency against the possibility that any Intellectual Property, by operation of law, may not be considered a work made for hire by the Executive for the Company. The Company and its successors and assigns, shall have the right to obtain and hold in their own name all copyright registrations, patents, and other evidence of rights that may be available for the Intellectual Property and/or any portion thereof. Executive further acknowledges that all United States copyrights and all other intellectual property rights in the Intellectual Property (including any and all patents that may issue with respect thereto) shall be exclusively owned by the Company and shall be considered “works made for hire,” as such term is defined in the United States Copyright Act, by Executive for the Company.

(d)          Executive hereby covenants and binds Executive and Executive’s successors, assigns and legal representatives to cooperate fully and promptly with the Company and its designees, successors, and assigns, at the Company’s reasonable expense, and to do all acts necessary or requested by the Company and its designee, successors, and assigns, to secure, maintain, enforce, and defend the Company’s rights in the Intellectual Property. Without limitation to the foregoing, Executive shall execute on demand, and bind Executive and Executive’s successors, assigns and legal representatives, whether during Executive’s employment or at any time following the cessation of Executive’s employment, to any applications, transfers, assignments, and other documents as the Company may consider necessary for the purpose of: (i) obtaining, maintaining, vesting in, or assigning to, the Company absolute title to, (ii) applying for, prosecuting, obtaining, or protecting, or (iii) maintaining, enforcing, and/or defending the Company’s rights in, any patent, copyright, industrial design, trademark registration, or any other right pertaining to the Intellectual Property in any countries in the world. Executive further agrees, and binds Executive and Executive’s successors, assigns and legal representatives, to cooperate fully and assist the Company in every way possible in the application for, or prosecution of, such rights pertaining to the Intellectual Property and not developed during Executive’s employment with the Company.

(e)          Executive shall promptly disclose to the Company any patent application filed within one (1) year after termination of Executive’s employment with the Company. Executive shall have the burden of proving that any invention that relates, or pertains, to the Company’s business, and which is conceived less than one (1) year after the effective date of the termination of Executive’s employment relationship, was in fact made after such termination and not developed during Executive’s employment with the Company. Executive agrees that, during his employment with the Company, he will disclose to the Company all ideas, proposals, and plans, invented or developed by him, which relate to the business of the Company and its subsidiaries.

4.11         Non-Competition and Non-Solicitation. Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Confidential Information (including trade secrets), customers, patients, accounts and business partners, and further acknowledges that, during the course of Executive’s employment with the Company, Executive will have access to the Company’s Confidential Information (including trade secrets), and will be introduced to existing and prospective customers and patients that are being targeted, vendors, accounts and business partners of the Company. Executive acknowledges and agrees that any and all “goodwill” associated with any existing or prospective customer or patient that is being targeted, vendor, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any existing or prospective customers or patients that are being targeted, vendors, accounts or business partners. Additionally, the Parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf. Executive acknowledges that as a result of the foregoing the restrictions contained herein and elsewhere in this Agreement are reasonably necessary to protect the Company from unfair competition by the Executive.

In recognition of this, Executive covenants and agrees that:

(a)          During Executive’s employment with the Company and for one year after the termination of Executive’s employment for any reason, Executive shall not be employed by, or render any services to, any person, firm or corporation engaged in any business which is directly or indirectly in competition with the Company anywhere in the world where the Company performs services for its clients (“Competitive Business”), (ii) engage in any Competitive Business for his or its own account; (iii) be associated with or interested in any Competitive Business (whether as an executive, agent, servant, owner, partner, consultant, independent contractor, representative, stock or equity holder, lender or in any other capacity whatsoever). Specifically excluded from the restrictions set forth in this Section, and other provisions of this Agreement, is Executive’s ability (as expressly permitted by the Company hereby) to continue to serve on the board of directors of Exagen Diagnostics, Inc. However, the non-compete aspects of this Section 4.11(a) will remain in effect only during the applicable time period when Executive is receiving a Severance Payment. As such, the non-compete aspects of this Section 4.11(a) shall not apply to any period that follows the cessation of Severance Payments to Executive. For the avoidance of doubt the non-solicitation provisions of Sections 4.11(b) and (c) are in effect and shall apply for the specified time periods irrespective of whether Executive is receiving a Severance Payment.

(b)          During Executive’s employment with the Company and for one year thereafter, Executive may not directly or indirectly induce, attempt to induce, solicit, attempt to solicit or encourage any employee, consultant, or contractor to leave the employment or engagement with the Company or any affiliate of the Company.

(c)          During Executive’s employment with the Company and for one year thereafter, Executive may not, directly or indirectly, induce, attempt to induce, solicit, attempt to solicit or encourage any customer, client, subscriber or supplier of the Company to change its relationship with the Company, or interfere with the Company’s business, relationships or prospective relationships with any person or entity that was or is expected to become a customer or client of the Company. As such, Executive agrees that he will not divert or take advantage of any actual or potential business opportunities of the Company in which it has a current interest or is actively pursuing.

4.12         Non-Disparagement; Non-Disclosure. Executive and the Company hereby agree that during the Employment Period and at all times thereafter, neither Executive nor the Company will make any public statement, or engage in any conduct, that is disparaging, derogatory, or otherwise is a negative or false statement about the other Party or, in the case of the Company, about any of its executives, officers, directors, or shareholders, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or any other aspect of the business of the Company and the capabilities of Executive. Notwithstanding any term to the contrary herein, neither Executive nor the Company shall be in breach of this Paragraph 4.12 for the making of any truthful statements under oath or in a judicial or other proceeding.

4.13         Representation. Executive represents and warrants to the Company that (i) Executive is able to enter into this Agreement with the Company, and Executive’s ability to enter into this Agreement and to fully perform Executive’s anticipated duties for the Company is not limited or restricted by any agreements, understandings, instruments, orders, judgments or decrees to which Executive is a party or by which Executive is bound and (ii) Executive’s performance of such duties for the Company will not directly or indirectly violate any contractual or common law obligations he has or had to other employers or entities. Executive agrees that he will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity. Executive agrees that he will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information or trade secrets belonging to any such employer, person or entity unless consented to in writing by both the Company and such employer, person or entity.

4.14         Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of New York; provided that after Initial Capital Raise the substantive and procedural laws of the State of California shall apply. Each Party hereto hereby irrevocably submits to the jurisdiction of the state and federal courts located in New York County, New York, and San Diego County, California and waives any claim based upon forum non-conveniens or lack of jurisdiction; provided that after the Initial Capital Raise the state and federal courts located in San Diego County, shall have exclusive jurisdiction.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

EXECUTIVE:	EMPLOYER:

Samuel D. Riccitelli	Signal Genetics, LLC

/s/ Samuel D. Riccitelli	By:	/s/ Bennett S. LeBow

Oct. 18, 2012	10/18/12
Date	Date

Exhibit A

INCENTIVE UNITS AGREEMENT

This INCENTIVE UNITS AGREEMENT (this “Agreement”) dated as of ______, 2012 (the “Date of Grant”), provides for the granting of Class B Units in Signal Genetics, LLC, a Delaware limited liability company (the “Company”), to Samuel D. Riccitelli (the “Executive”), an employee of the Company.

In connection with the Executive’s employment by the Company, the Company has determined that the Executive is to be granted Class B Units of the Company on the terms and subject to the conditions hereinafter provided.

Capitalized terms used herein and not defined are used herein with the same meaning ascribed to such terms in the Amended and Restated Limited Liability Company Agreement of the Company dated as of January 1, 2011, as amended, supplemented or otherwise modified and in effect from time to time (the “LLC Agreement”).

1.                  Number of Incentive Units; Adjustments: Period of Agreement.

(a)                Contingent upon the Executive executing this Agreement, the Company hereby grants to the Executive 22,725 Class B Units (the “Incentive Units”), subject to the terms and subject to the conditions set forth herein and in the LLC Agreement (the “Award”).

(b)               The term of this Agreement shall commence on the Date of Grant and terminate with respect to all or the portion of the Incentive Units specified at the time and in the manner provided in Section 3 below. Upon the termination of this Agreement with respect to all or any portion of the Incentive Units, all rights of the Executive hereunder with respect thereto shall cease.

2.                  Vesting. Subject to Section 3 of this Agreement and the Company closing on funding of at least $25,000,000 (the “Initial Capital Raise”), the Executive’s Incentive Units shall become vested for the purposes hereof and the LLC Agreement in accordance with the following schedule; provided that upon each such date or event, except as expressly provided herein, the Executive is then employed by the Company and has not received a notice of termination from the Company:

(a)                Time based vesting:

Vesting Date	Vesting in Rights
The closing of the Initial Capital Raise	7,575 Class B Units
6 months after the closing of the Initial Capital Raise	3,787.5 Class B Units
12 months after the closing of the Initial Capital Raise	3,787.5 Class B Units
18 months after the closing of the Initial Capital Raise	3,787.5 Class B Units
24 months after the closing of the Initial Capital Raise	3,787.5 Class B Units

(b)               Notwithstanding the foregoing, in the event that a Change in Control (as defined in below) occurs after the Initial Capital Raise, the Executive shall become fully vested in all of the Incentive Units. Notwithstanding anything in this Agreement to the contrary, under no circumstances will the Incentive Units be eligible for acceleration of vesting prior to Initial Capital Raise during the first 90 days of Executive’s employment with the Company. If, after the first 90 days of Executive’s employment with the Company but prior to the last day of the Initial Capital Raise Period, the Executive’s employment with the Company is terminated by the Company without Cause (as defined in the Employment Agreement) pursuant to Section 3.1 B of the Employment Agreement, or by the Executive for Good Reason (as defined in the Employment Agreement) pursuant to Section 3.1 D of the Employment Agreement, then upon such termination, the first portion of the Incentive Units to be granted to Executive (i.e., 7,575 Class B Units) shall be accelerated for vesting and Executive shall retain such portion of Executive’s Incentive Units, subject to the Company’s right to repurchase the Executive’s Incentive Units pursuant to Section 3(c) of this Agreement.

(c)                “Change in Control” shall mean (i) the sale of all or substantially all of the assets of the Company, (ii) the dissolution or liquidation of the Company, or (iii) any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction persons who hold over 50% of the voting equity of the surviving entity are not persons who held the voting equity of the Company immediately prior to such transaction.

3.                  Termination.

(a)                If the Executive’s employment with the Company is terminated for Cause (as defined in that certain Employment Agreement by and between the Executive and the Company, of even date herewith (the “Employment Agreement”)) pursuant to Section 3.1 A of the Employment Agreement, all of the Executive’s Incentive Units shall immediately terminate and revert to the Company, whether vested or not vested.

(b)               If the Executive’s employment with the Company is terminated (i) by the Company without Cause pursuant to Section 3.1 B of the Employment Agreement, or (ii) by the Executive for Good Reason (as defined in the Employment Agreement) pursuant to Section 3.1 D of the Employment Agreement, subject to the Company’s right to repurchase the Executive’s Incentive Units pursuant to Section 3(c) of this Agreement, then upon such termination, the Executive shall retain the portion of Executive’s Incentive Units into which the Executive shall have vested pursuant to Section 2 hereof on or prior to such termination of employment, and the unvested portion of Executive’s Incentive Units shall immediately terminate and revert to the Company.

(c)                For a period of one hundred eighty (180) days following the time when the employee-employer relationship between the Executive and the Company is terminated for any reason, including, but not by way of limitation, a termination by resignation, discharge by the Company without Cause, death, disability or retirement, but excluding a termination where there is a simultaneous reemployment (or entry into a consulting arrangement of any type with the Executive) by the Company (such termination (a “Termination of Employment”), the Company may elect, but shall not be required, to redeem or to designate one or more Persons to purchase the vested Incentive Units held by the Executive or his successor in interest thereunder (the “Call Right”). The Call Right shall be exercised by written notice (“Call Notice”) to the Executive on or prior to the last date on which the Call Right may be exercised by the Company. The redemption price for Incentive Units payable by the Company or its designee upon exercise of the Call Right (collectively referred to as the “Redemption Price”) shall be the value of such Incentive Units on the date of the Call Notice, as determined in good faith by a qualified third party selected by the Board of Managers. The redemption pursuant to the exercise of a Call Right shall take place on the later of (i) the date specified by the Company which shall in no event be later than ninety (90) days following the date of the Call Notice and (ii) within ten (10) days following the receipt by the Company of all necessary governmental approvals. On such date, the Executive shall transfer the Incentive Units subject to the Call Notice to the Company or its designee, free and clear of all liens and encumbrances, by delivering to the Company any certificates or other documents (if any) representing the Incentive Units duly endorsed for transfer to the Company or accompanied by a power duly executed in blank or such other instrument or conveyance or cancellation of such Incentive Units, in each case reasonably acceptable to the Company, and the Company or its designee shall pay to the Executive the Redemption Price. The Company and the Executive each shall use its or its reasonable efforts to expedite all proceedings contemplated hereunder to obtain a determination of the Redemption Price at the earliest practicable date. The Call Right shall terminate upon the consummation of the Company’s first underwritten public offering of its equity securities under the Securities Act of 1933, as amended.

4.                  Non-Transferability of Incentive Units. Except as otherwise provided in the LLC Agreement, Executive’s Incentive Units and this Agreement shall not be transferable, other than to Executive’s spouse, children, siblings, parents and other indirect lineal ancestors and descendants, and trusts or other estate planning entities established for their exclusive benefit, and by will or by the laws of descent and distribution; provided that the transferee executes and delivers such documents as may be reasonably required by the Company in order for the transferee to be bound by this Agreement and the LLC Agreement. Except to the extent provided above or in the LLC Agreement, Executive’s Incentive Units may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Executive’s Incentive Units contrary to the provisions hereof or the LLC Agreement shall be null and void and without effect.

5.                  Representations, Warranties, Covenants, and Acknowledgments. The Executive hereby represents, warrants, covenants, acknowledges and agrees that:

(a)                Investment. The Executive is holding the Award for his or her own account, and not for the account of any other person. The Executive is holding the Award for investment and not with a view to distribution or resale thereof except in compliance with applicable laws regulating securities.

(b)               Relation to Company. The Executive is presently an employee of, or consultant to, the Company and in such capacity has become personally familiar with the business of the Company.

(c)                Access to Information. The Executive has had the opportunity to ask questions of, and to receive answers from, the Company with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial conditions, and results of operations of the Company.

(d)               Registration. The Executive understands that the Incentive Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Incentive Units cannot be transferred by the Executive unless such transfer is registered under the Securities Act or an exemption from such registration is available. The Company has made no agreements, covenants or undertakings whatsoever to register the transfer of the Incentive Units under the Securities Act. The Company has made no representations, warranties, or covenants whatsoever as to whether any exemption from the Securities Act, including, without limitation, any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144 of the Securities Act, will be available.

(e)                Public Trading. None of the Company’s securities is presently publicly traded, and the Company has made no representations, covenants or agreements as to whether there will be a public market for any of its securities.

(f)                Tax and Legal Advice. The Executive has had the opportunity to seek the advice of counsel and other personal advisors and acknowledges that the Company has provided no advice or made any warranties or representations to the Executive with respect to the income tax consequences of the transactions contemplated by this Agreement or the economic or other impacts to Executive of the arrangements contemplated hereby. The Executive is in no manner relying on the Company or its representatives for an assessment of such tax, legal, economic or other consequences.

(g)               Authority: Conflicts. Executive represents and warrants that: (a) Executive has full power and authority to execute and deliver, and to perform all of Executive’s obligations under, this Agreement; and (b) neither the execution and delivery nor the performance of this Agreement will result directly or indirectly in a violation or breach of (i) any agreement or obligation by which Executive is or may be bound or (ii) any law, rule or regulation that is binding upon or applicable to Executive.

(h)               Survival. The representations, warranties and covenants contained in Sections 5 and 6 of this Agreement shall survive the later of the date of execution and delivery of this Agreement or the issuance of the Award.

6.                  Section 83(b) Election. The Executive hereby acknowledges that he has sought the advice of his own tax consultants in connection with the grant ofthe Incentive Units and the advisability of filing of an election (the “Election”) with the Internal Revenue Service, within thirty (30) days of the date of issuance of Incentive Units, pursuant to Section 83(b) of the Internal Revenue Code (the “Code”). THE EXECUTIVE ACKNOWLEDGES THAT IT IS THE EXECUTIVE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF THE EXECUTIVE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON THE EXECUTIVE’S BEHALF.

7.                  LLC Agreement. Executive has received a copy of the LLC Agreement and agrees that he or she has become a party to the LLC Agreement and is subject to all of the terms and provisions of the LLC Agreement as a “Member” thereunder.

8.                  Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.                  Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware.

10.              Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. NO PARTY HAS AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

11.              Consent To The Non-Exclusive Jurisdiction Of The Courts Of Delaware.

(a)                EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD.

(b)               EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS SUCH PARTY MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED IN ACCORDANCE WITH ARTICLE 12 OF THE LLC AGREEMENT.

12.              Counterpart Execution; Telecopies. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding on the parties thereto. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

13.              Source of Draftsmanship. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

[The rest of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Company has executed this Incentive Units Agreement on the day and year first above written.

Dated:	SIGNAL GENETICS, LLC

By:
Bennett S. LeBow Manager

The undersigned hereby accepts, and agrees to, all terms and provisions of the foregoing Incentive Units Agreement.

Dated:	EXECUTIVE

By:
Samuel D. Riccitelli

Exhibit B

Employee Fringe Benefits

1.                  Health Insurance

2.                  Dental Insurance

3.                  401(k) (Retirement Plan)

4.                  Vision Insurance

5.                  Group Term Life Insurance

6.                  Disability Insurance